Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 29,2008

To the Board of Directors of ESL Teachers, Inc.
Reno, Nevada

To Whom It May Concern:

Consent of Accountant

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annual Report Under Section 13 or 15(d) of the Securities Act of 1934, filed by ESL Teachers, Inc. of our report dated December 22, 2008, relating to the financial statements of ESL Teachers, Inc., a Nevada Corporation, for the periods ending September 30,2008 and 2007.

Sincerely,

Maddox Ungar Silberstein, PLLC